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                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER
                                                                                                               0-10372
(Check One):  |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                -----------------------------
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER
                                                                                                             904 674 10 8
     For Period Ended: 12/31/98                                                                     -----------------------------

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     [ ] Money Market Fund Rule 30b3-1 Filing

     For the Transition Period Ended: ___________________________________________________________________________________________

     Read Attached Instruction Sheet Before Preparing form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:                                     UNIDYNE CORPORATION
Former Name if Applicable:
Address of Principal Executive Office
     Street and Number                                       118 Pickering Way, Suite 104
     City, State and Zip Code                                Exton, PA 19341
____________________________________________________________________________________________________________________________________

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b) [ss. 23.047]. The following should be completed. (Check box if appropriate.)

  |X|     (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable effort or expense;

  |_|     (b) The  subject  annual report,  semi-annual  report,  transition  report  on  Form  10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the subject  quarterly report or transition report  on  Form  10-Q or  filing  made  by  a  money market  fund pursuant to
              Rule 30b3-1, or portion thereof will be filed on or before the fifth calendar day following the prescribed  due  date;
              and,

  |_|     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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
____________________________________________________________________________________________________________________________________

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, or filing made by a money market fund pursuant to Rule 30b-3-1 and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

The Company's  auditors resigned on March 26, 1999,  reporting to management that certain internal controls were deemed not adequate to permit reliance for purposes of completing an audit.  The Company has instituted  measures to correct the internal control issues and has hired new  auditors as of April 14,  1999.  The Company will file its Form 10-KSB  Annual  Report for calendar  year 1998 as promptly as possible.

____________________________________________________________________________________________________________________________________

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Wayne R. Lorgus                                  (610) 363-8237
    ____________________________________________  _______________________________  _________________________________________________

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer
    is no, identify report(s).                                                                                |X| Yes  |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |X| Yes  |_| No


    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                                        UNIDYNE Corporation

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date May 3, 1999                                        /s/ Wayne R. Lorgus
                                                        --------------------------------
                                                            Wayne R. Lorgus, President and CFO



INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.
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